UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):    September 12, 2014

LANDAUER, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-9788	06-1218089
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Science Road, Glenwood, Illinois	60425
(Address of Principal Executive Offices)	(Zip Code)

(708) 755-7000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Separation and Consulting Agreement with William E. Saxelby

As previously disclosed by the Company on August 22, 2014, Mr. Michael T. Leatherman has been appointed the Company’s Interim President and Chief Executive Officer and Mr. William E. Saxelby, the Company’s previous President and Chief Executive Officer and director, has stepped down from such positions, in each case effective as of September 15, 2014.

On September 12, 2014, Landauer, Inc. (the “Company”) and William E. Saxelby entered into a Separation and Consulting Agreement (the “Agreement”).  The Agreement describes the benefits that Mr. Saxelby will receive pursuant to his existing agreements with the Company, including (i) a cash payment  of $1,618,050, which equals two times the sum of Mr. Saxelby’s base salary and the average of Mr. Saxelby’s three most recent annual bonuses, (ii) a cash payment of $284,337, which is equal to Mr. Saxelby’s target incentive bonus for the fiscal year ending September 30, 2014, prorated through September 15, 2014, and (iii) vesting of 27,648 shares of the Company’s common stock, which reflects prorated vesting through September 15, 2014 of shares of the Company’s common stock previously granted to Mr. Saxelby under restricted share and performance share award agreements.

Pursuant to the Agreement, Mr. Saxelby will provide consulting services to the Company until September 30, 2015.  Mr. Saxelby’s consulting services will focus on Radwatch market penetration and transition matters related to the military vertical market.  As compensation for the consulting services, the Company has awarded Mr. Saxelby 11,403 shares of the Company’s common stock with a value of approximately $400,000 as of the grant date, subject to vesting based on the satisfaction of performance goals related to his consulting services.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANDAUER, INC.

September 17, 2014	By:	/s/ Mark A. Zorko
Mark A. Zorko Interim Chief Financial Officer